Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT effective as of November 1, 2006 (the “Commencement Date”) by and between UNITIL CORPORATION, a New Hampshire corporation (the “Company”) and ROBERT G. SCHOENBERGER (the “Executive”) (this “Agreement”).

The Company desires to employ the Executive and the Executive is willing to be employed by the Company, on the terms and conditions hereinafter provided.

In order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive under this Agreement shall commence on the Commencement Date and shall end at the close of business on October 31, 2009 (the “Term”).

3. Title, Duties and Authority. The Executive shall serve as Chairman of the Board of Directors (the “Board”) and as a member of the Board, and as Chief Executive Officer and President of the Company, and shall have such responsibilities and duties for the Company and its subsidiaries consistent with the Executive’s positions as Chairman, Board member, Chief Executive Officer and President. The Executive shall have all of the powers and duties usually incident to the offices of Chairman, Chief Executive Officer and President. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive agrees that he shall resign as a Board member effective on the date of his termination of employment with the Company; which agreement shall survive the termination of this Agreement.

4. Compensation and Benefits.

(a) Base Salary. During the term, the Company shall pay the Executive a base salary (“Base Salary”), payable in accordance with the Company’s normal practice for paying base salaries to its executive employees. The Base Salary shall initially be payable at the rate of $400,200 per annum, and shall be subject to annual review by the Board for discretionary periodic increases in accordance with the Company’s compensation policies.

(b) Bonus. The Executive shall participate in the Company’s Management Incentive Plan at the target rate of 50%.

(c) Employee Benefits. The Executive shall be entitled to participate in the Company’s Supplemental Executive Retirement Program (the “SERP”), and all other employee benefit plans made available by the Company (or any affiliate thereof) to all of its executives during the Term as may be in effect from time to time.

(d) Stock Plans. The Executive shall be entitled to participate in any stock option, restricted stock, phantom stock or similar plan of the Company or any subsidiary as and to the extent provided by the Board from time to time.

(e) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement upon submission of expense claims to the Company for all reasonable and customary expenses incurred by the Executive in performing services hereunder, in accordance with the terms and conditions of the Company’s expense reimbursement policy. The Executive shall be entitled to a monthly allowance of $1,000 for the leasing or financing by the Executive of a vehicle in accordance with the Company’s automobile policies. The Company shall pay for the membership in a local club.

(f) Vacations. The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, subject to a minimum of four (4) weeks of paid vacation per year. The Executive shall also be entitled to all paid holidays and sick days given by the Company to its executives.

(g) Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and/or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) Board Fees. The Executive shall promptly remit to the Company any compensation received by the Executive (including, without limitation, any fees, equity securities or retirement benefits) for service on the board of directors or similar governing body of any entity in which the Company owns at least five percent of the voting equity securities, unless the Board authorizes the Executive to retain some or all of any such compensation. Notwithstanding the foregoing, the Executive shall be entitled to retain any reimbursements paid to him by any such entity of the actual out-of-pocket expenses incurred by the Executive in attending any meeting of any such board or other governing body. Nothing in this Section 4(h) shall be deemed to authorize the Executive to serve on the board of directors or similar governing body of any other entity if doing so would cause the Executive to be in breach of his obligations under any other provision of this Agreement.

(i) Change in Control. The Company and the Executive have entered into a Severance Agreement (“Severance Agreement”) dated February 6, 1998, providing for certain vesting acceleration and other benefits upon certain changes in the control or ownership of the Company. In addition to any acceleration or benefits under the Severance Agreement, the Executive shall be 100% vested upon a Change in Control (as defined in the Severance Agreement) under the SERP, and the SERP benefit shall be paid to the Executive upon reaching his Normal Retirement Date or Early Retirement Date as defined in the SERP.

5. Termination. The Company, by action of the Board, may terminate the Executive’s employment hereunder for any reason. If the Executive’s employment is terminated by the Company during the Term for any reason other than for Cause (as defined below), death, or Disability (as defined below), or if the Executive terminates his employment hereunder because of a Constructive Termination, the Company shall pay to the Executive a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual bonus amounts received by the Executive in the two calendar years preceding the year in which the employment termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination; provided, that if during such two year period the Executive shall secure full-time employment, the Company’s obligation to provide benefits to the Executive shall thereupon cease and be of no further force or effect. Such payments shall be made in accordance with the Company’s regular payroll practices. If the Executive terminates his employment hereunder for any reason other than due to a Constructive Termination, if the Executive’s employment hereunder is terminated due to the Executive’s death, or if the Company terminates the Executive’s employment as a result of Disability or Cause, the Company shall have no further obligation hereunder and no further payments (except for accrued and unpaid salary, bonus and expense reimbursement) shall be made to the Executive.

(a) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness which, if he were to apply, would in the sole determination of the Board entitle him to the receipt of benefits under the Company’s long-term disability plan and if the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within thirty (30) days after a written Notice of Termination (as defined in Section 6(a)) is given to the Executive by the Company.

(b) Cause. For the purposes of this Agreement, “Cause” shall mean:

(i) the failure by the Executive to substantially perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness which shall be subject to the provisions of Section 5(a));

(ii) the willful violation by the Executive of any of the Executive’s material obligations hereunder;

(iii) the willful engaging by the Executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv) the Executive’s conviction of a felony.

Notwithstanding the foregoing, the Executive shall not be terminated for Cause without:

(A) reasonable notice to the Executive setting forth the reasons for the Company’s intention to terminate the Executive’s employment hereunder for Cause;

(B) the failure of the Executive to cure the nonperformance, violation or misconduct described in the notice referred to in clause (A) of this paragraph, if the cure thereof is possible, to the reasonable satisfaction of the Board, within fifteen (15) days of such notice;

(C) an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board; and

(D) delivery to the Executive of a written Notice of Termination (as defined in Section 6(a)) from the Company notifying him that in the good faith opinion of a majority of the Board the Company is entitled to terminate the Executive for Cause as set forth above, and specifying the particulars thereof in detail.

(c) Constructive Termination. For the purposes of this Agreement, “Constructive Termination” shall mean:

(i) the removal by the Company of the Executive from the position of Chairman, Chief Executive Officer and President of the Company;

(ii) a change in the Executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of this Agreement to a location more than fifty (50) miles from such principal place of business; or

(iii) a reduction in the salary, bonus and benefits payable to the Executive below those provided for in Section 4 hereof.

6. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment hereunder pursuant to the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated on account of the Executive’s Disability, thirty (30) days after a Notice of Termination has been provided pursuant thereto (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period);

(ii) if the Executive’s employment is terminated for Cause, the date specified in the Notice of Termination provided pursuant thereto; and

(iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is provided or any later date (within thirty (30) days) set forth in such Notice of Termination.

7. Restrictions.

(a) Reasonable Covenants. It is expressly understood by and between the Company and the Executive that the covenants contained in this Section 7 are an essential element of this Agreement and that but for the agreement by the Executive to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any affiliate of the Company, if any, including, without limitation relations with their employees, suppliers, customers and accounts, the Company would not enter into this Agreement. The Executive acknowledges that he has been given the opportunity to independently consult with his legal counsel and agrees that such covenants are reasonable and proper.

(b) Noncompetition; No Diversion of Customers, Etc. During the Term and for twelve (12) months after the later of (i) the Executive’s Date of Termination, or (ii) the last day a payment is made to the Executive pursuant to Section 5, the Executive shall not:

(i) engage directly, alone or in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization or entity, in competition with the Company and/or any of its affiliates;

(ii) divert to any competitor of the Company or any of its affiliates, any customer of the Company or any of its affiliates; or

(iii) solicit or encourage any officer, employee or consultant of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates for employment by or with any competitor of the Company or any of its affiliates;

provided, however, that the Executive may invest in stocks, bonds or other securities of any competitor of the Company or any of its affiliates if:

(A) such stocks, bonds or other securities are listed on any national or regional securities exchange or have been registered under Section 11(g) of the Securities Exchange Act of 1934;

(B) the Executive’s investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and

(C) such investment would not prevent, directly or indirectly, the transaction of business by the Company and/or any of its affiliates with any state, district, territory or possession of the United States or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

If, at any time, the provision of this Section 7(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to the area, duration or scope of activity, this Section 7(b) shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive agrees that this Section 7(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in this Section 7 and in Section 3, nothing in this Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity.

(c) Public Support and Assistance. The Executive agrees that following any termination of his employment hereunder by the Company, the Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its management, or about any product or service provided by the Company, or about the Company’s prospects for the future (including any such comments or information with respect to affiliates of the Company). The Company and/or any of its affiliates may seek the assistance, cooperation or testimony of the Executive following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Executive and related to the Executive’s position as an officer or employee of the Company, and in any such instance, the Executive shall provide such assistance, cooperation or testimony and the Company shall pay the Executive’s reasonable costs and expenses in connection therewith; in addition, if such assistance, cooperation or testimony requires more than a nominal commitment of the Executive’s time, the Company shall compensate the Executive for such time at a per diem rate derived from the Executive’s Base Salary at the time of the Executive’s Date of Termination.

(d) Nondisclosure of Confidential Information. During the Term, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all Confidential Information (as defined below). After termination of the Executive’s employment with the Company, the Executive shall keep secret and confidential all Confidential Information and shall not use or disclose to any third party in any fashion or for any purpose whatsoever, any Confidential Information. As used herein, “Confidential Information” shall mean any information regarding this Agreement, or any other information regarding the Company or its affiliates which is not available to the general public, and/or not generally known outside the Company or any such affiliate, to which the Executive has or shall have had access at any time during the course of the Executive’s employment with the Company, including, without limitation, any information relating to the Company’s (and its affiliates’):

(i) business, operations, plans, strategies, prospects or objectives;

(ii) products, technologies, processes, specifications, research and development operations or plans;

(iii) customers and customer lists;

(iv) sales, service, support and marketing practices and operations;

(v) financial condition and results of operations;

(vi) operational strengths and weaknesses; and

(vii) personnel and compensation policies and procedures.

Notwithstanding the foregoing provisions of this Section 8, the Executive may discuss this Agreement with the members of the Executive’s immediate family and with the Executive’s personal legal advisors.

(e) Specific Performance. Without intending to limit the remedies available to the Company, the Executive agrees that damages at law would be an insufficient remedy to the Company in the event that the Executive violates any of the provisions of this Section 7, and that the Company may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in this Section 7.

(f) Survival of Provisions. This Section 7 shall survive after the termination of this Agreement.

8. Notice. For the purpose of this Agreement, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Robert G. Schoenberger

3 Sea Road

North Hampton, NH 03862

If to the Company:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successors. Without the prior written consent of the Executive, this Agreement cannot be assigned by the Company except that it shall be binding automatically on any successors and assigns of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). In addition, without the prior written consent of the Company, this Agreement cannot be assigned by the Executive, except that the right to receive payments or benefits hereunder may be transferred by will or the laws of descent and distribution. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives.

10. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). To the extent that Code Section 409A requires, any payments of benefits which are to be paid or provided under Section 5(a) hereof shall not be made or begin until the first day within six months following the effective day of the Executive’s employment termination. Any other provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.

11. Arbitration. Except as provided in Section 7(e), all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration to be conducted in Hampton, New Hampshire under the rules of the American Arbitration Association, as the sole and exclusive remedy of either party, and judgment upon any such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

12. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Hampshire without regard to conflicts of law principles.

13. Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated for such purpose by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

IN WITNESS WHEROF, the parties have executed this Agreement as of the date and year first above written.

UNITIL CORPORATION

By:	/s/ Eben S. Moulton
Name:	Eben S. Moulton
Title:	Chairman, Compensation Committee

ROBERT G. SCHOENBERGER

/s/ Robert G. Schoenberger